Free Writing Prospectus, dated December 11, 2024

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated December 2, 2024

Registration Statement Nos. 333-282250 and 333-282250-01

SWEPCO Storm Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$336,700,000 Series 2024A Senior Secured Storm Recovery Bonds (the “Bonds”)

Issuing Entity:	SWEPCO Storm Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southwestern Electric Power Company

Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunning Managers:	Citigroup Global Markets Inc. RBC Capital Markets, LLC

Co-Managers	Raymond James & Associates, Inc. Academy Securities, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	December 18, 2024(2)

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2025

Applicable Time:	3:47 PM (Eastern time) on December 10, 2024

Proceeds:	The total initial price to the public is $336,534,041. The total amount of the underwriting discounts and commissions is $1,346,800. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $4,662,835) is $335,187,241.

Initial Securitized Utility Tariff Charge as a Percentage of Customer’s Bill:	The Initial Storm Recovery Charge for the Bonds offered hereby is expected to represent approximately 4.97% of the total bill for a typical 1,000 kWh/month Louisiana Commission-jurisdictional area residential customer as of June 30, 2024

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The issuing entity expects to deliver the senior secured storm recovery bonds against payment for the senior secured storm recovery bonds on or about December 18, 2024, which will be the sixth business day following the date of pricing of the senior secured storm recovery bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade senior secured storm recovery bonds on the date of pricing or the succeeding four business days will be required, by virtue of the fact that the senior secured storm recovery bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A	$336,700,000	8.48	09/01/2039	09/01/2041	4.88%	99.95071%	0.40%	$335,187,241

(1)	Interest on the senior secured storm recovery bonds will accrue from December 18, 2024 and must be paid by the purchaser if the senior secured storm recovery bonds are delivered after that date.

Tranche	CUSIP	ISIN
A	870696 AA9	US870696AA94

Subject to the terms and conditions in the underwriting agreement among the issuing entity, Southwestern Electric Power Company and the underwriters, for whom Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as representatives, the issuing entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the securitized utility tariff bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A
Citigroup Global Markets Inc.	$202,020,000
RBC Capital Markets, LLC	$101,010,000
Raymond James & Associates, Inc.	$16,835,000
Academy Securities, Inc.	$16,835,000

Total	$336,700,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

Tranche A
Selling Concession	0.24%
Reallowance Discount	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A Principal
09/01/2025	$11,144,719.36
03/01/2026	$8,204,268.20
09/01/2026	$8,406,872.59
03/01/2027	$8,614,480.32
09/01/2027	$8,827,214.91
03/01/2028	$9,045,202.98
09/01/2028	$9,268,574.27
03/01/2029	$9,497,461.70
09/01/2029	$9,732,001.53
03/01/2030	$9,972,333.30
09/01/2030	$10,218,600.08
03/01/2031	$10,470,948.40
09/01/2031	$10,729,528.47
03/01/2032	$10,994,494.18
09/01/2032	$11,266,003.22
03/01/2033	$11,544,217.16
09/01/2033	$11,829,301.60
03/01/2034	$12,121,426.21
09/01/2034	$12,420,764.83
03/01/2035	$12,727,495.62
09/01/2035	$13,041,801.12
03/01/2036	$13,363,868.40
09/01/2036	$13,693,889.13
03/01/2037	$14,032,059.72
09/01/2037	$14,378,581.43
03/01/2038	$14,733,660.51
09/01/2038	$15,097,508.25
03/01/2039	$15,470,341.22
09/01/2039	$15,852,381.29

Total Payments	$336,700,000.00

EXPECTED AMORTIZATION TABLE

Payment Date	Tranche A Balance
Closing Date	$336,700,000.00
09/01/2025	$325,555,280.64
03/01/2026	$317,351,012.44
09/01/2026	$308,944,139.85
03/01/2027	$300,329,659.53
09/01/2027	$291,502,444.62
03/01/2028	$282,457,241.64
09/01/2028	$273,188,667.37
03/01/2029	$263,691,205.67
09/01/2029	$253,959,204.14
03/01/2030	$243,986,870.84
09/01/2030	$233,768,270.76
03/01/2031	$223,297,322.36
09/01/2031	$212,567,793.89
03/01/2032	$201,573,299.71
09/01/2032	$190,307,296.49
03/01/2033	$178,763,079.33
09/01/2033	$166,933,777.73
03/01/2034	$154,812,351.52
09/01/2034	$142,391,586.69
03/01/2035	$129,664,091.07
09/01/2035	$116,622,289.95
03/01/2036	$103,258,421.55
09/01/2036	$89,564,532.42
03/01/2037	$75,532,472.70
09/01/2037	$61,153,891.27
03/01/2038	$46,420,230.76
09/01/2038	$31,322,722.51
03/01/2039	$15,852,381.29

09/01/2039	$0.00

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (0.02 Standard Deviations from Mean)		-15% (3.64 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)(2)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A	8.48	8.48	0	8.49	4

(1)	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the securitized utility tariff bonds and is equal to an overestimate of electricity consumption of 5% (0.02 standard deviations from mean) or 15% (3.64 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the securitized utility tariff charges semi-annually, (iii) customer write-off rates are held constant at 0.50% for residential and non-residential, (iv) Southwestern Electric Power Company remits all securitized utility tariff charges on average 28 days after such charges are billed to residential and non-residential customers, (v) ongoing financing costs are equal to projections, (vi) there is no acceleration of the final maturity date of the securitized utility tariff bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the securitized utility tariff bonds is December 18, 2024. There can be no assurance that the weighted average life of the securitized utility tariff bonds will be as shown.

Southwestern Electric Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Southwestern Electric Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Southwestern Electric Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or RBC Capital Markets, LLC toll free at 1-866-375-6829.